Exhibit (10)-ss

February 14, 2007

John Loughlin
Orchid Beach Club #802A
2050 Benjamin Franklin Drive
Sarasota, FL 34236

Dear John:

This letter summarizes the terms and conditions of your retirement from Bausch & Lomb Incorporated (“Bausch & Lomb” or “the Company”) and when counter-signed by you, constitutes the agreement between you and the Company regarding your retirement (“Agreement”).

1.	Your active employment with Bausch & Lomb ceases effective February 28, 2007 (“Separation Date”). You will not earn or accrue any vacation time for 2007.

2.
On March 1, 2007 Bausch & Lomb will make a lump sum severance payment to you which is equal to twelve months of your current base salary, less deductions required by (i) law, (ii) the amount which you will owe the Company upon completion of the 2005 Tax Equalization Calculation pursuant to the Global Services Plan (estimated at approximately $45,000 for 2005), and (iii) your share of any other payments attributable to any continued benefits participation for which you are eligible.

3.
You will not receive a bonus under the Annual Incentive Compensation Plan (“AICP”) for 2005. You will be eligible to receive a bonus in an amount equal to 53.9% of your target under the AICP for 2006, based on performance against defined Company and business unit objectives and subject to (i) final confirmation by the Compensation Committee of the Company’s performance at the level required to fund the bonus pool pursuant to the AICP and (ii) a final determination by the Compensation Committee of the amount of your bonus. Any earned bonus for 2006 will be paid out pursuant to the AICP. You hereby waive any claims to a bonus for 2007 under the AICP and agree to accept the arrangement set forth in this Agreement in lieu of any entitlement you may have under the AICP for 2007. Your participation in the AICP shall be governed at all times by the terms of the Bausch & Lomb Plan documents, except as expressly modified by this Agreement.

4.
Upon execution of this Letter Agreement and expiration of the period set forth in Section 17 without revocation of this Agreement by you, you will receive an "LTI" award in the amount of $466,480 under the Long Term Performance Unit Program for the full 2004-2005 performance cycle. You will not be eligible to vest or otherwise participate in any subsequent awards under the Long Term Performance Unit Program. Your participation in the Long Term Performance Unit Program shall be governed at all times by the terms of the Bausch & Lomb Plan documents, except as expressly modified by this Agreement.

5.
Through the Separation Date, you will be eligible to vest in stock options under the Company’s 1990 Stock Incentive Plan and/or 2003 Long-Term Incentive Plan, provided that all other conditions to vesting of such options, as set forth in the stock option agreement covering such options, are satisfied. The Compensation Committee of the Board of Directors will also accelerate the vesting date for one third of the stock option granted to you January 31, 2005 (option for 6,333 remaining unvested shares) to February 28, 2007. All other terms of such stock option grant remain the same. Following the Separation Date, you will not be eligible for any other vesting in stock options or restricted stock. A listing of your stock options and any outstanding loans is attached. As a participant in the 1990 Stock Incentive Plan who is retiring from the Company, you will have three (3) months from the Separation Date to exercise vested incentive stock options and five (5) years from the Separation Date to exercise non-qualified stock options unless such incentive stock option or non-qualified stock option grant expires pursuant to its terms at an earlier date. As a participant in the Bausch & Lomb 2003 Long-Term Incentive Plan who is retiring from the Company, you have until the earlier of three years from the Retirement Date or the expiration of the end of the stated term of the option to exercise non-qualified stock options granted under the 2003 Plan. Your participation in these Plans shall be governed at all times by the terms of the Bausch & Lomb 1990 Stock Incentive Plan and Bausch & Lomb 2003 Long-Term Incentive Plan documents as applicable.

6.	Officer perquisites will continue as follows:

a. Financial Counseling. Bausch & Lomb will reimburse you up to $10,000 for 2007 for reasonable financial planning expenses pursuant to the Corporate Officer Separation Plan. This reimbursement may include reasonable legal services but only to the extent such legal services are directly related to the negotiation and finalization of this Agreement. Tax preparation related to your expatriate compensation and benefits will be provided pursuant to the Global Services Plan for repatriating employees.

b. Airline Club Membership. Bausch & Lomb will continue to reimburse or pay existing regular dues associated with your airline club membership through the Separation Date.

c. Outplacement. Bausch & Lomb will provide you with outplacement services as provided in the Corporate Officer Separation Plan.

d. Relocation. You will receive all of the benefits of Bausch & Lomb’s Global Service Assignment Policy (Exhibit A). These benefits are in addition to the benefits provided in this Agreement.

e. Automobile. In lieu of an automobile lease, Bausch & Lomb shall provide to you on the Separation Date a lump sum payment in the amount of $20,400 which the company would have paid for a lease through the end of 2007, less the required withholdings.

7.
You may elect to continue your medical, dental and life insurance at active employee rates through the Separation Date. After the Separation Date, you will be eligible to participate in the retiree medical program and the retiree life insurance program, and you will be eligible for COBRA coverage that allows you to continue your current dental insurance at the full premium rates for up to an additional 18 months. There is no COBRA eligibility for life insurance. Disability coverage ceases on the Separation Date. There are no conversion rights for long-term disability. Upon your request, HR will provide you with more information.

8.
You are fully vested in the Bausch & Lomb Steady Growth Plan (“Steady Growth Plan”), Benefits Restoration Plan (“Restoration Plan”) and the Supplemental Executive Retirement Plan III (“SERP”). Within three (3) months of your Separation Date, you will receive details on payout options under the Steady Growth Plan, the Restoration Plan, and SERP from our Corporate Benefits Department. You will not vest in, or otherwise receive any benefits under, the Long-Term Equity Equivalent Accumulation Plan. Your participation in these Plans shall be governed at all times by the terms of the applicable Bausch & Lomb Plan documents.

9.
Participation in the Bausch & Lomb 401(k) Plan will end as of the Separation Date. You may leave your money in the Bausch & Lomb 401(k) Plan or elect a distribution. Contact Fidelity NetBenefits at www.401k.com or 1-800-835-5095 for account information or to make any future transactions. Your participation in the 401(k) Plan shall be governed at all times by the terms of the Bausch & Lomb 401(k) Plan document.

10.
Your participation in the Deferred Compensation Plan shall be governed at all times by the terms of the Executive Deferred Compensation Plans and the Restricted Stock Deferred Compensation Plan. Deferred compensation accounts that you’ve elected to receive upon retirement will commence payment within 60 days of January 1, 2008. The investment mix can be changed at any time prior to payout by accessing the website at www.mydeferral.com. You will continue to receive quarterly statements. Please advise Corporate Compensation of any address changes.

11.
In consideration of the benefits to be provided to you in the Agreement and as part of your fiduciary obligations to Bausch & Lomb, you agree that for a period of one (1) year from the Separation Date, you will not, directly or indirectly, (a) compete with any business in which Bausch & Lomb or any of its affiliates is currently engaged or actively developing, (b) solicit or hire any employee of Bausch & Lomb or any of its affiliates to work for or on behalf of you or any business in which you serve as an employee, an officer, a director, an owner, a partner or a five percent (5%) or more shareholder, or (c) solicit any person who is a customer of a business conducted by Bausch & Lomb or any of its affiliates. For purposes of this Agreement, the phrase “compete” shall include serving as an employee, an officer, a director, an owner, a partner or a five percent (5%) or more shareholder of any such business or otherwise engaging in or assisting another to engage in any such business. Without limiting the foregoing, Bausch & Lomb may consider, on an as requested basis, modifications to your restrictions on competition where management of Bausch & Lomb believes the competitive impact on Bausch & Lomb to be minimal or otherwise manageable.

12.
As a result of your employment with Bausch & Lomb and as a result of your position as an officer of Bausch & Lomb, you are obviously privy to sensitive financial and strategic information, as well as trade secrets which are the confidential property of Bausch & Lomb, and Company Information (as defined below). You affirm that, as a former officer of Bausch & Lomb, you will continue to have a fiduciary obligation to maintain Company Information in confidence and not to disclose it to others. You will have returned or will, as of the Separation Date, immediately return to Bausch & Lomb all Company Information that is capable of being returned, including client lists, files, software, records, computer access codes, and instruction manuals which you have in your possession, and you agree not to keep any copies of Company Information. The term "Company Information" means: (i) confidential information, including information received from third parties under confidential conditions, and (ii) other technical, marketing, business or financial information, or information relating to personnel or former personnel of Bausch & Lomb, the use or disclosure of which might reasonably be construed to be contrary to the interest of Bausch & Lomb; provided, however, that the term "Company Information" shall not include any information that is or became generally known or available to the public other than as a direct result of a breach of this Section by you or any action by you prior to the Separation Date which would have been a breach of your obligations to Bausch & Lomb in effect at such time.

13.
You agree to make yourself reasonably available to Bausch & Lomb (i) for consultation through the Separation Date relating to work matters and (ii) at all reasonable times to respond to requests by Bausch & Lomb for information concerning matters involving facts or events relating to Bausch & Lomb or any of its affiliates that may be within your knowledge, and to assist Bausch & Lomb and its affiliates as reasonably requested with respect to pending and future litigations, arbitrations, other dispute resolutions, internal investigations or reviews, or other similar matters. Bausch & Lomb will reimburse you for your reasonable travel expenses and costs incurred as a result of your assistance under this Section. As you know, the bylaws of Bausch & Lomb provide for your indemnification, to the fullest extent authorized or permitted by law, in the event there are claims against you arising out of your actions while an officer of Bausch & Lomb. The bylaws also provide for the advancement of expenses incurred in defending any proceeding in advance of its final disposition. This Agreement is not intended to modify or limit those rights in any manner.

14.
As provided for in the Corporate Officer Separation Plan, by accepting the package set forth in this Agreement, and except as to the obligations of Bausch & Lomb set forth in this Agreement and under Bausch & Lomb Benefit Plans, you, for yourself and your heirs, administrators, representatives, and assigns (collectively, the "Releasors") hereby release and discharge Bausch & Lomb, and its former and current affiliates, agents, directors and employees and their successors and assigns (collectively, the "Releasees"), from any and all claims, causes of action, liability, damages and/or losses of whatever kind or nature, in law or equity, known or unknown, which the Releasors ever had, now have, or may have in the future against the Releasees from the beginning of time through the date of this Agreement, arising directly or indirectly out of your employment by Bausch & Lomb or as a result of your separation from employment, including, but not limited to, any and all claims arising under any local, state or federal employment discrimination law, including but not limited to the Age Discrimination in Employment Act, the Older Workers' Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the New York Human Rights Law. In addition, as a condition to receiving certain severance benefits detailed in this Agreement, you agree to execute the attached supplemental release (“Supplemental Release”), within 21 days after the Separation Date, thereby releasing all claims that may arise between the date this Agreement is counter-signed by you and the Separation Date.

15.
You understand that you should consult with your attorney prior to the execution of this Agreement and have been given a reasonable opportunity to do so. You acknowledge that you understand the contents of this Agreement and that this Agreement is entered into freely and voluntarily and that it is not predicated on or influenced by any representations of Bausch & Lomb or any of its employees.

16.	You acknowledge you have been afforded twenty-one (21) days to review and consider this Agreement; and that such period was a reasonable period of time for you to do so.

17.
You understand that you may revoke this Agreement at any time within seven (7) days of the execution hereof, and that the Agreement will not become effective or enforceable until the expiration of that period.

18.
You understand that nothing in this Agreement prevents you from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC. However, you understand and agree that you are waiving any right to monetary or other individual relief as a result of any such EEOC proceedings or any subsequent legal action brought by the EEOC or anyone else on your behalf.

19.
Except as provided for in this Agreement, the compensation and benefits arrangements set forth in this Agreement supersede any other agreement between you and Bausch & Lomb, and are in lieu of any rights or claims that you may have with respect to severance or other benefits, or any other form of remuneration from Bausch & Lomb and its affiliates, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement income Security Act of 1974, as amended.

20.
Except as required by law or regulation, neither you nor Bausch & Lomb will disclose or discuss the terms of this Agreement; provided, that you may disclose such terms to your financial and legal advisors and your spouse and Bausch & Lomb may disclose such terms to selected employees, advisors and affiliates on a "need to know" basis, each of whom shall be instructed by you and Bausch & Lomb, as the case may be, to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof. Bausch & Lomb may also disclose the terms of this Agreement as required by applicable law or regulations. You may also disclose the content of your non-compete commitment to prospective employers, as needed.

21.
By this Agreement, you are resigning from all positions and offices held by you in Bausch & Lomb’s subsidiaries and affiliates except as expressly provided in this Agreement. You agree that you will, when asked, execute such further instruments and documents as are necessary to effect this resignation as to all such Bausch & Lomb subsidiaries and affiliates.

22.
You represent and acknowledge that, in executing this Agreement, you have not relied upon any representation or statement made by Bausch & Lomb or not set forth herein. This Agreement may not be amended, modified, terminated, or waived in any part, except by a written instrument signed by the parties.

23.	All payments made to you under this Agreement will be reduced by, or you will otherwise pay, all applicable income, employment and other taxes required to be withheld on such payments.

24.
The invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision of this Agreement. The terms of this Agreement are severable. If any paragraph, provision or part of this Agreement is found to be unenforceable by a tribunal of competent jurisdiction, that paragraph, provision or part shall be treated as if it were deleted and the remaining provisions shall remain in full force and effect. The parties agree that in construing this provision, any tribunal of competent jurisdiction shall deem the unenforceable paragraph, provision or part deleted to the minimum extent possible, thereby saving to the greatest extent possible all paragraphs, provisions and parts or this Agreement.

25.
Nothing contained in this Agreement shall be construed in any way as an admission by you or Bausch & Lomb of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise. Nothing contained in this Agreement shall be construed as an admission by you that you have acted improperly or failed to perform your duties.

26.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law. The parties hereto hereby agree that any dispute concerning formation, meaning, applicability or interpretation of this agreement shall be submitted to the jurisdiction of the courts of the State of New York (including federal courts in the State of New York), and venued in Monroe County, New York, and further agree that no other state shall have jurisdiction over such matters.

27.
You acknowledge and agree that Bausch & Lomb's remedy at law for any breach of your obligations under Sections 11, 12 and 20 of this Agreement would be inadequate and agree and consent that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Section without the necessity of proof of actual damage. With respect to any provision of Sections 11, 12 and 20 of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, you and Bausch & Lomb hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and you and Bausch & Lomb agree to abide by such court’s determination.

If the terms and conditions are agreeable to you, please indicate your acceptance of the above in the space provided below and return the enclosed copy to me.

Sincerely,

/s/ David R. Nachbar

David R. Nachbar

Agreed to this _19th___ day of ___February___, 2007.

/s/ John M. Loughlin_____________________
John Loughlin

Supplemental Release

I, John Loughlin, in consideration of the payments and benefits set forth in the attached Agreement, do hereby agree as follows:

1. By accepting the package set forth in the attached Agreement, and except as to the obligations of Bausch & Lomb set forth in the Agreement and under Bausch & Lomb Benefit Plans, I, for myself and my heirs, administrators, representatives, and assigns (collectively, the “Releasors”) hereby release and discharge Bausch & Lomb, and its former and current affiliates, agents, directors and employees and their successors and assigns (collectively, the “Releasees”), from any and all claims, causes of action, liability, damages and/or losses of whatever kind or nature, in law or equity, known or unknown, which the Releasors ever had, now have, or may have in the future against the Releasees from the beginning of time through the date of this Supplemental Release, arising directly or indirectly out of my employment by Bausch & Lomb or as a result of my separation from employment, including, but not limited to, any and all claims arising under any local, state or federal employment discrimination law, including but not limited to the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the New York Human Rights Law.

2. I understand that I should consult with an attorney prior to the execution of this Supplemental Release and I have been given a reasonable opportunity to do so. I acknowledge that I understand the contents of this Supplemental Release and that this Supplemental Release is entered into freely and voluntarily and that it is not predicated on or influenced by any representations of Bausch & Lomb or any of its employees not contained in the Agreement.

3. I acknowledge that I fully understand and agree that this Supplemental Release may be pleaded by Bausch & Lomb and the other Releasees as a complete defense to any claim or entitlement which may be asserted by me, or on my behalf, in any suit, claim, or proceeding against Bausch & Lomb, or the other Releasees, concerning any matter occurring up to and including the date of the execution of this Supplemental Release.

4. I acknowledge that I have been afforded twenty-one (21) days to review and consider this Supplemental Release, and that such period was a reasonable period of time for me to do so.

5. I understand that I may revoke this Supplemental Release at any time within seven (7) days of execution hereof, and that the Supplemental Release will not become effective, or enforceable until the expiration of that period.

/s/ John M. Loughlin
John Loughlin